Exhibit 99.1

Contact:
D. Brian Karr, Chief Financial Officer
Cardinal Communications, Inc.
303-285-5353

FOR IMMEDIATE RELEASE: NEWS
August 14, 2006 OTCBB: CDNC

Cardinal Communications Chief Administrative Officer to Return to Public Education Post

BROOMFIELD, Colo., August 14, 2006- Cardinal Communications, Inc. (OTC Bulletin Board: CDNC), a diversified provider of bundled digital communications and video-on-demand services, and a specialized developer of residential real estate, today announced that Craig A. Cook resigned as Chief Administrative Officer of Cardinal Communications, Inc. Mr. Cook’s resignation was a result of his desire to return to public education business administration.

Mr. Cook stated “I have enjoyed my time working in the corporate sector, but I have always intended to return to public education. I appreciate the opportunity to work closely with Cardinal’s management, employees, and shareholders and will continue to be a strong advocate for the company and its vision.”

Prior to being hired as Chief Operating Officer of Sovereign Companies, LLC and subsequently as Chief Administrative Officer of Cardinal Communications, Inc., Mr. Cook served 14 years as a Chief Business Official for two large urban school districts.

Ed Garneau, Chief Executive Officer of Cardinal, stated “Craig has been an important part of the efforts to integrate the Company following the acquisition of Sovereign Companies in 2005 and to restructure and revitalize operations. We thank him for his service to both Sovereign and Cardinal; we will miss his presence as both a friend and colleague.”

Mr. Cook’s responsibilities will be assumed by existing personnel and the Company does not currently anticipate utilizing the Chief Administrative Officer position in the immediate future.

About Cardinal Communications, Inc.
Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet), video-on-demand and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDNC.” For more information, visit the Company’s website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.
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